Exhibit  10
                    ELECTRONIC  COMMERCE  AGREEMENT


This Electronic Commerce Agreement (this "Agreement") is made and entered into on May 3, 2000, (the "Effective Date") by and between Meridian Holdings, Inc., a Colorado Corporation ("Meridian"), located at 900 Wilshire Blvd Suite 500, Los Angeles, California 90017, and Dermalay Industries, Inc. ("Dermalay"), a California Corporation located at, 4100 Easton Drive, Suite 11, Bakersfield,
California  93309.   Meridian  and  Dermalay  shall  be  referred  to  herein
individually as a "Party" or collectively as the "Parties." Other defined terms are set forth on Schedule A attached hereto.

For good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

I.  GRANT  OF  RIGHTS;  PARTIES'  OBLIGATIONS

A. Grant of Rights. Dermalay grants to Meridian the right to market and distribute Products to resellers or directly to customers as reseller's agent, at Meridian's sole expense, subject to the terms of this Agreement and as they might apply, additional product distribution provisions set forth in Schedule D and physical fulfillment provisions set forth in Schedule E.

B. Exclusivity. Meridian assigns and grants Dermalay, the exclusive right to supply all of the dietary supplements relating to its business of distribution of products. This excludes products that Dermalay is either unwilling or unable to provide, as well as products that may qualify as supplements but actually sold as drugs. This exclusivity does not prevent Dermalay from establishing relationships with other distributors or resellers, or from engaging in its own distribution.

C. New and Discontinued Products. Dermalay agrees to notify Meridian of new Products thirty (30) days prior to release of updated and/or new Products.
Dermalay also agrees to notify Meridian thirty (30) days prior to the discontinuation of any Product.

D. On-line Order and Collection. Meridian shall make reasonable efforts to maintain the availability of on-line ordering and payment. However, Dermalay acknowledges that periodic computer server and network failures are unavoidable and thus will not hold Meridian liable for damages or losses incurred as a result of such failures.

E. Links. Dermalay agrees to maintain a Hyper-link from the sales page to the Meridian's Web page. Meridian agrees to maintain a Hyper-link to Dermalay's Web page.

F. Customer Lists. Meridian agrees to provide to Dermalay a copy of the Customer list from Product Sales. Dermalay agrees to comply with all state-imposed restrictions with regards to patient/medical data, etc.

G. Export Restrictions. Meridian will use its best efforts to screen customers to deny shipments to any countries to which exports of the Products are prohibited by United States law and to deny shipments to parties to which sales are prohibited by United States law, provided however, Meridian shall have no liability to Dermalay for any inadvertent violation of these prohibitions.


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II.  TERM  &  TERMINATION

A. Term. This Agreement will continue in effect for one (1) year from the Effective Date (the "Initial Term"). Upon expiration of the Initial Term, this
Agreement will be automatically renewed for additional one (1) year periods (each a "Renewal Term") without action by either Party (the Initial Term and any Renewal Term will be referred to herein collectively as the "Term").

B. Termination for Cause or Convenience. Either Party may terminate this Agreement at any time for any reason upon ninety- (90) days prior written notice before the end of a Renewal Term.

C. Effect of Termination. Upon termination, Meridian will remove Products from resale. Meridian shall have the right to hold a reserve balance (the "Reserve") against Product Returns (as defined below) for six (6) months from the termination date. In the event that Meridian takes returns after termination for which there is no account balance, Dermalay agrees to reimburse Meridian the total amount of Returns within thirty (30) days after receiving written demand for payment.


III.  PAYMENTS  &  RECORDS

A. Setup Fees. Dermalay agrees to pay to Meridian a one-time, non-refundable payment for setup fees as set forth on Schedule C attached hereto, to be paid upon the execution of this Agreement. (Waived)

B. Payments and Reports. Meridian shall pay Dermalay via Electronic fund transfer (according to Schedule C) any amounts owed hereunder on the 30th day of each month, or the last day of February, for sales of the prior month. Meridian shall provide Dermalay a monthly report detailing the Products sold and amounts collected. Meridian shall provide to Dermalay a real-time online electronic sales summary and customer data gathering report.

C. Returns. If under any circumstance a payment transaction for a Product is reversed (each a "Return"), the net amount of the reversal will be deducted from the amount of the payment due to Dermalay. If returns exceed sales in any given month, Dermalay agrees to make payment sufficient to cover the Returns. A defective Product may be exchanged for the same title only and, in this case, the entire package (box, contents, and product-registration card) must be included. Meridian can refuse payment for and distribution of Products to any Customer that is processing a large percentage of Returns.

D. Reserve. Meridian carries significant risk of excessive returns and/or chargebacks in the event Product Dermalay cancels service with Meridian, ships defective products, discontinues products, or terminates business activity. Accordingly, Product Dermalay agrees to allow Meridian to hold in reserve an amount equal to 10% of the previous six- (6) month's gross Product sales to reduce such risk. Meridian shall remit to Product Dermalay any Reserve Escrow
Amount that has been held for more than six (6) months and shall be included with monthly sales statement.

E. Taxes. Meridian shall pay any applicable taxes required in connection with the actions contemplated under Schedule C of this Agreement

F. Records and Audits. Meridian shall keep records and accounts in accordance with generally accepted accounting principles to show the amount of proceeds payable to Dermalay. Meridian shall keep these records at Meridian's principal place of business. Dermalay shall have the right to conduct at its sole expense an audit of such records by an independent auditor during regular business hours upon five (5) days prior written notice once per calendar year to determine
Meridian's  compliance  with  this  Agreement.


IV.  CONFIDENTIALITY

A. Confidentiality. Each Party will treat all information received or gained from the other Party in confidence. Only by written agreement between the Parties can information about any aspect of the agreements, relationships, products, plans or details of the other Party's business be divulged to a third party. Information shall not be deemed confidential for the purposes of this Agreement that (i) is already known to the non-disclosing Party at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the non-disclosing Party, including by public announcement by the disclosing Party;
(iii) is received from a third Party without similar restrictions and without breach of this Agreement; or (iv) is lawfully required to be disclosed by any governmental agency or otherwise required to be disclosed by law.


V.  WARRANTIES;  LIABILITLES;  INDEMNIFICATION

A. Dermalay's Representations and Warranties. Dermalay represents and warrants that (i) it owns, or has valid and current distribution licenses, to the Products and all sub-components thereof, and that no provision of this Agreement violates any prior agreements between Dermalay and any third parties (ii) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (iii) this Agreement has been duly authorized, executed and delivered by Dermalay and constitutes a legal, valid and binding obligation of Dermalay enforceable against Dermalay according with its terms, (iv) Dermalay owns the entire right, title and interest in and to the trademarks and intellectual property to be provided to Meridian and included in the Products and the packaging of the Products, (v) Dermalay has obtained any applicable export licenses for the Products which are required under United States or any other applicable law, (vi) and Dermalay hereby certifies that the Products are Y2K Compliant. For purposes of this Agreement, "Y2K Compliant" means, the Product is designed to be used prior to, during, and after calendar year 2000 A.D., and during each such time period will accurately receive, provide and process data/time data (including, but not limited to, calculating, comparing and sequencing,) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of data/time data, to the extent that other information technology used in combination with the Products properly exchanges data/time data with it.

B. Meridian's Representations and Warranties. Meridian represents and warrants that it has the right and authority to enter into this Agreement and to perform its obligations hereunder.

C. Mutual Indemnification. Meridian and Dermalay agree to defend, indemnify and hold harmless each other and their affiliates, their officers, directors, employees, representatives, agents, successors and assigns against and in respect of any and all loss, damage, liability and expense (including attorneys' fees) resulting from; (i) any misrepresentations or breaches of any representation, warranty or non-fulfillment of any obligation under this Agreement; (ii) any defects in the Products, whether such Products are sold by Dermalay or Meridian and; (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing. Dermalay further indemnifies; (iv) the failure of the Products to satisfy the terms and conditions of any warranty set forth therein and; (v) the Product (in the form supplied hereunder by Dermalay and unadapted by Meridian or any third party) infringing a U.S. patent or U.S. copyright.

D. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HEREBY SPECIFICALLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES AND PRODUCTS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

E. Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFIT OR LOST BUSINESS, COSTS OF DELAY OR FAILURE OF DELIVERY, OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE.


VI.  MISCELLANEOUS  PROVISIONS

A. Assignment. This Agreement may not be assigned by either Party without the express written approval of the non-assigning Party; however, Meridian may assign this Agreement without the approval of Dermalay to any affiliate of Meridian or to any entity that purchases all the stock or all or substantially all of Meridian's assets.

B. Notices. All notices and demands hereunder shall be in writing and shall be served by on the receiving Party via certified or registered mail, return receipt requested or by nationally-recognized private express courier, and shall be deemed complete upon receipt.

C. Governing Law. This Agreement shall be governed by and construed according to the substantive laws of the State of California.

D. Relationship of the Parties. Each Party is acting as an independent contractor and not as an agent, partner, or joint venture with the other Party for any purpose.

E. Survival of Certain Provisions. The indemnification, confidentiality, and payment obligations set forth in the Agreement shall survive the termination of the Agreement by either Party for any reason.

F. All Amendments in Writing. All modifications or amendments of this Agreement shall be effective only if they are in writing by a duly authorized representative of each Party to this Agreement.

G. Entire Agreement. This Agreement constitutes the complete and entire agreement of the Parties and supersedes all previous communications, oral or written, and all other communications between them relating to the subject hereof.

H. Severability. If a court of law or court of competent jurisdiction finds any provision of this Agreement invalid, illegal or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and construed so as to best effectuate the original intent and purpose of this Agreement.

I. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration proceeding shall be held within 30 miles of Meridian's headquarters.

J. Attorneys Fees. In any legal action between the Parties hereto concerning this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys fees and costs.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above. It is assumed that the signer for both companies has company authorization.

THIS  AGREEMENT  CONTAINS  AN  ARBITRATION  PROVISION,  WHICH  IS BINDING ON THE
PARTIES.

Meridian  Holdings,  Inc.

By:      /s/  Dr.  Anthony  Dike
         -----------------------
Name:         Dr.  Anthony  Dike
Title:        President

Date:         May  3rd,  2000



Dermalay  Industries,  Inc.

By:      /s/  William  E.  Edwards
         -------------------------
Name:         William  E.  Edwards
Title:        President

Date:         May  3rd,  2000

     Agreement  Rev.  May  3,  2000